UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2014

GENIE ENERGY LTD.

(Exact name of registrant as specified in its charter)

Delaware	1-35327	45-2069276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 28, 2014, the Compensation Committee and the Board of Directors of Genie Energy Ltd. (the “Registrant”), approved an amendment to Howard Jonas’ compensation arrangement with the Registrant. In connection therewith, options to purchase 3,000,000 shares of Class B Common Stock previously granted to Mr. Jonas, with at an exercise price of $10.30 per share (which was the closing price of the Class B common stock on the trading day prior to the grant) are being cancelled (the “Cancelled Options). The Cancelled Options served as Mr. Jonas’ base salary (other than an amount to allow Mr. Jonas to participate in certain employee benefit programs maintained by the Company, not to exceed $50,000 per annum) for the five year term of the associated employment agreement.

The employment agreement dated March 25, 2014, between the Registrant and Mr. Jonas is being amended to extend the term thereof for an additional one year period, expiring on December 31, 2019.

Mr. Jonas is committing to purchase an aggregate of 3,600,000 shares of the Registrant's Class B common stock from the Registrant at a price per share of $6.82 (the “Purchase Price”), today’s closing price as reported on the New York Stock Exchange. To the extent Mr. Jonas does not purchase all 3,600,000 shares within six months of today’s date, Mr. Jonas will purchase the remaining shares at a price equal to $10.30, the exercise price of the Cancelled Options.

The shares purchased will be restricted from transfer by Mr. Jonas and will be subject to repurchase by the Registrant at the Purchase Price if Mr. Jonas resigns from his employment with the Registrant. Those restrictions will lapse over the term of the amended Employment Agreement.

The agreement to sell the restricted shares to Mr. Jonas will serve as Mr. Jonas' base compensation (other than an amount to allow Mr. Jonas to participate in certain employee benefit programs maintained by the Company, not to exceed $50,000 per annum) for the term of the amended Employment Agreement.

The Registrant and Mr. Jonas anticipate entering into an amended and restated employment agreement. The Registrant will update this Form 8-K with the employment agreement between the Registrant and Mr. Jonas upon signing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIE ENERGY LTD.

Dated: July 28, 2014	By:	/s/ Howard S. Jonas
Howard S. Jonas Chief Executive Officer